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Exhibit 10.28

SUBLEASE
Suites 2000, 2010, 2012, 2015 and 2020
100 South Wacker Drive
Chicago, Illinois 60606

        THIS SUBLEASE is made and entered into as of the first day of February, 1999, by and between TOWNSEND ANALYTICS, LTD. (hereinafter "Sublandlord"), an Illinois corporation, and ARCHIPELAGO, L.L.C. (hereinafter "Subtenant"), an Illinois limited liability company, for the uses and purposes hereinafter set forth.

WITNESSETH:

        WHEREAS, Sublandlord is the Tenant of the premises ("Premises") known as Suite Numbers 2000, 2010, 2012, 2015, and 2020 in the building commonly known as 100 South Wacker Drive, Chicago, Illinois, under that certain lease and amendments (the "Lease") attached as an Exhibit to this Sublease, made by RREEF USA Fund-I Hartford Plaza, Inc., a Delaware Corporation, and its successor and assignee, Lincoln-Carlyle Hartford, L.L.C., a Delaware limited liability company (hereinafter "Landlord") for their respective terms ("Term") unless sooner terminated pursuant to the provisions of the Lease; and

        WHEREAS, Sublandlord and Subtenant mutually desire that the Premises be subleased to Subtenant, on the terms and subject to the conditions herein set forth.

        Now therefore, in consideration of the mutual undertakings herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of them, the parties hereto do hereby agree as follows:

  1.
  Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Premises consisting of Suite 2010 (containing approximately 2,033 rentable square feet), Suite 2012 (containing approximately 3,241.00 rentable square feet), Suite 2015 (containing approximately 3,010 rentable square feet), approximately forth-six percent (46%) of Suite 2020 (containing approximately 1319 of 2852 total rentable square feet), and approximately fifty-three percent (53%) of Suite 2000 (containing approximately 2221 of 4215 total rentable square feet) from Landlord for a term (the "Sublease Term") commencing (a) with respect to Suite 2010, on December 20, 1999; (b) with respect to Suite 2012, on August 1, 1998; (c) with respect to Suite 2015, on October 1, 1999; (c) with respect to Suite 2020, on January 1, 1999; (d) with respect to Suite 2000, on November 20, 1999; and with respect to the Premises, expiring on August 30, 2006, unless sooner terminated pursuant to any term or provision of the Lease or of this Sublease, all upon and subject to the terms and provisions of this Sublease.

  2.
  Throughout the Sublease Term, Subtenant shall be bound by and keep, observe and perform all the terms and provisions of the Lease to be kept, observed or performed by Sublandlord. Subtenant shall pay the amount of rent for the Premises as provided in the Lease, including (a) Rent and Rent Adjustments set forth in the Lease as applicable to the space included in the Premises; (b) all costs and expenses in connection with work performed in Suite 2010 in accordance with the Workletter attached as Exhibit C to the Fifth Amendment; and (c) all costs and expenses in connection with work performed in Subtenant's subleased portion of Suite 2000. Subtenant shall receive the Landlord's Suite 2010 Contribution and the prorated portion of Landlord's 20th Floor Contribution for Suite 2000, as provided for respectively in the 5th Amendment to Lease and the 6th Amendments to Lease.

  3.
  Subtenant agrees to reimburse Sublandlord for the cost of improvements and initial alterations made to Suite 2015 pursuant to Exhibit B-3 attached to the Lease, Workletter dated November 12, 1998, between Landlord and Tenant. in the amount of 557.000.00. Subtenant shall pay said amount to Sublandlord in immediately available funds and in one lump sum payment upon execution of this Sublease.

  4.
  Subtenant agrees to reimburse Sublandlord for the "Termination Payment" of $25,000.00 paid to American Trading Group, L.P. by Sublandord in connection with termination of the American Trading Lease of Suite 2010, pursuant to Paragraph 5 of the Sixth Amendment to Lease.

  5.
  The parties agrees that until further notice from Sublandlord to Subtenant and upon Landlord's consent, all the rent to be paid by Subtenant pursuant to Paragraph 2 of this Sublease shall be paid by Subtenant directly to Landlord, rather than to Sublandlord, for the account of Sublandlord with Landlord. Sublandlord hereby assigns to Landlord all its rights to said rent, and Subtenant agrees that Landlord shall have and may pursue directly against Subtenant all the rights with respect to enforcement of payment of said rent granted to Landlord by law or in the Lease as against Sublandlord as Tenant under the Lease.

  6.
  As between Sublandlord and Subtenant, with respect to this Sublease, Sublandlord shall have regarding Subtenant all the rights and obligations that Landlord has under the Lease regarding Sublandlord in the latter's capacity as Tenant under the Lease, and Subtenant shall have regarding Sublandlord all the rights and obligations that Sublandlord has regarding Landlord under the Lease: provided that, notwithstanding the foregoing, Sublandlord shall not be obligated to itself keep, observe, or perform any of the terms or provisions of the Lease to be kept, observed, or performed by Landlord. Instead, Sublandlord shall be obligated, and hereby undertakes and agrees. to utilize its best efforts (but without expense to Sublandlord) to procure on behalf of Subtenant the keeping, observance and performance by Landlord of said terms and conditions promptly upon Subtenant's request therefor from time to time.

  7.
  Notwithstanding this Sublease and notwithstanding that the transaction effected by this Sublease be, or be attempted to be, characterized as anything other than a Sublease, as between Landlord and Sublandlord, Sublandlord shall he and remain obligated to Landlord for the full keeping, observance and performance of all the terms and provisions of the Lease, particularly including, without limitation, payment of all the rent called for in Articles 3 and 4 of the Lease without regard to whether the payments to be made by Subtenant pursuant to Paragraph 2 of this Sublease are in fact made.

  8.
  This Sublease is and shall remain subject to and subordinate to the Lease.

  9.
  It is a condition of Subtenant's making and entering into this Sublease that Landlord shall agree that Subtenant shall not be disturbed in its possession of the Premises and/or its enjoyment of any rights under this Sublease so long as Subtenant is not in default in the keeping, observance or performance of any of the terms or provision of this Sublease to be kept, observed or performed by Subtenant, notwithstanding a failure on the part of Sublandlord to keep, observe or perform the terms and provisions of the Lease to be kept, observed and performed by Sublandlord as Tenant thereunder. Subtenant agrees, however, that at Landlord's option. Landlord may fulfill its aforesaid obligations to Subtenant notwithstanding the termination by Landlord of the Lease by reason of default of Sublandlord as Tenant thereunder, by tendering to Subtenant a direct lease of the Premises for the then remaining Sublease Term upon and subject to the terms and provisions of the Lease as modified insofar as Subtenant is concerned by this Sublease, in which event Subtenant agrees to enter into such direct lease with Landlord.

  10.
  Subtenant covenants and agrees to surrender the Premises on expiration or earlier termination of the Sublease Term in as good condition as when Sublandlord delivered occupancy of the Premises to Subtenant, reasonable wear and tear excepted.

  11.
  Subtenant shall maintain necessary and essential insurance parallel to the insurance required under the Lease.

  12.
  If the Lease is in default as a result of Subtenant's default or actions, Subtenant shall indemnify and hold harmless Sublandlord for any loss suffered by Sublandlord and shall correct said default and fully reimburse Sublandlord for any such losses within ten (10) days of receipt of invoice from Sublandlord. if Subtenant fails to perform any of its duties under this Sublease, Sublandlord shall have the right (but not the obligation), after the expiration of any applicable notice and cure period, to itself perform such duty on behalf and at the expense of Subtenant, without further notice to Subtenant. and all sums incurred by Sublandlord in performing such duty shall be considered additional rent under this Sublease and shall be due and payable upon demand by Sublandlord. Said right on the part of Sublandlord shall be in addition to any and all other rights and remedies of Sublandlord both at law and in equity.

        IN WITNESS WHEREOF, Sublandlord and Subtenant have entered into this Sublease Agreement as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:
Townsend Analytics, Ltd.		Archipelago, L.L.C.
By:	/s/ MARRGWEN TOWNSEND	By:	/s/ GERALD D. PUTNAM

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  Exhibit 10.28
SUBLEASE Suites 2000, 2010, 2012, 2015 and 2020 100 South Wacker Drive Chicago, Illinois 60606
WITNESSETH